EXECUTIVE AGREEMENT
     THIS AGREEMENT entered into between SOUTHERN INDIANA GAS AND ELECTRIC COMPANY (hereinafter sometimes referred to as "Company") and ANDREW E. GOEBEL (hereinafter sometimes referred to as "Executive"), this 1st day of September, 1997.
                         WITNESSETH:
WHEREAS:
A. Executive is an officer of Company and important to its management and to the well being of Company, its stockholders and ratepayers. Effective September 1, 1997, Executive is also an officer of SIGCORP, Inc. ("SIGCORP").

B. SIGCORP is the owner of all or a majority of the issued and outstanding shares of Company common stock.

C. Company desires to assure both itself and Executive of continuity of Company management and operations in the event of a Change in Control of SIGCORP.

D. This Executive Agreement is not intended to and shall not materially alter the compensation and benefits that Executive could reasonably expect in the absence of a Change in Control of SIGCORP and therefore this Agreement, though taking effect upon execution hereof, will be operative only upon a Change in Control of SIGCORP, as that phrase is hereinafter defined.

E. Executive is willing to remain in the employ of Company following a Change in Control of SIGCORP upon the terms and conditions hereinafter set forth and such additional terms and conditions as mutually agreed upon by Executive and Company.

NOW, THEREFORE, in order to achieve the aforesaid purposes it is hereby agreed by and between the parties as follows:

1.   Operation of Agreement
This Agreement shall be effective immediately upon its execution by the parties, but, anything in this Agreement to the contrary notwithstanding, neither the Agreement nor any provision of it shall be operative unless and until there has been a Change in Control of SIGCORP as defined in paragraph 2 below. Upon the occurrence of a Change in Control of SIGCORP, this Agreement and all provisions thereof shall become operative immediately.

2.   Definitions
The following words and phrases as used herein shall have the following meanings:

"Cause" means (i) the willful and continued failure of Executive substantially to perform the duties commensurate with his position (other than as a result of physical or mental illness or injury), after the Board of Directors of the Company (the "Company Board") delivers to the Executive a written demand for substantial performance that specifically identifies the manner in which the Company
Board believes that the Executive has not substantially performed such duties; or (ii) illegal conduct or gross misconduct by the Executive, in either case that is willful and results in material and demonstrable damage to the business or reputation of the Company. No act or failure to act on the part of the Executive shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any determination of whether Cause exists shall be made by a resolution adopted by a vote at least two-thirds of the Company Board after the Executive has been notified in writing of the Company Board's intention to hold such vote and been given an opportunity to be heard by the Company Board (with the assistance of the Executive's counsel, if the Executive so desires).

"Change in Control" shall mean and shall be deemed to have occurred upon the happening of any one or more of the following:

(a) An acquisition (other than directly from SIGCORP) of any voting securities of SIGCORP (the "Voting Securities") by any "Person" (as the term person is used for purposes of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), immediately after which such Person has "Beneficial Ownership" (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of SIGCORP's then outstanding Voting Securities; provided, however, that in determining whether a Change in Control has occurred, Voting Securities which are acquired in a "Non-Control Acquisition" (as hereinafter defined) shall not constitute an acquisition which would cause a Change in Control. A "Non-Control Acquisition" shall mean an acquisition by (i) an employee benefit plan (or a trust forming a part thereof) maintained by (A) SIGCORP or (B) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by SIGCORP (for purposes of this definition, a "Subsidiary") (ii) SIGCORP or its Subsidiaries, or (iii) any Person in connection with a "Non-Control Transaction" (as hereinafter defined);

(b) The individuals who, as of the date of this Agreement, are members of the Board of Directors of SIGCORP (the "Incumbent Board"), cease for any reason to constitute a majority of the members of the Board of Directors of SIGCORP; provided, however, that if the election, or nomination for election by SIGCORP's common stockholders, of any new director was approved by a vote of a majority of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; provided, further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors of SIGCORP (a "Proxy Contest") including by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; or

(c) A merger, consolidation or reorganization involving SIGCORP, unless such merger, consolidation or reorganization is a "Non-Control Transaction." A "Non-Control Transaction" shall mean a merger, consolidation or reorganization of SIGCORP where:

     (i) the stockholders of SIGCORP, immediately before such merger, consolidation or reorganization, own directly or indirectly immediately following such merger, consolidation or reorganization, at least seventy-five percent (75%) of the combined voting power of the outstanding voting securities of the corporation resulting from such merger or consolidation or reorganization (the
"Surviving Corporation") in substantially the same proportion as their ownership of the Voting Securities immediately before such merger, consolidation or reorganization,

     (ii) the individuals who were members of the Board of Directors of SIGCORP immediately prior to the execution of the agreement providing for such merger, consolidation or reorganization constitute a majority of the members of the board of directors of the Surviving Corporation, or a corporation beneficially owning, directly or indirectly, a majority of the Voting Securities of the Surviving
Corporation, and

     (iii) no Person other than (1) SIGCORP, (2) any Subsidiary, (3) any employee benefit plan (or any trust forming a part thereof) maintained by SIGCORP, the Surviving Corporation, or any Subsidiary, or (4) any Person who, immediately prior to such merger, consolidation or reorganization had Beneficial Ownership of twenty percent (20%) or more of the then outstanding Voting Securities), has Beneficial Ownership of twenty percent (20%) or more of the combined voting power of the Surviving Corporation's then outstanding voting securities.

(d) The sale or other disposition of all or substantially all of the assets of SIGCORP to any Person (other than a transfer to a Subsidiary).

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") acquired Beneficial Ownership of more than the permitted amount of the then outstanding Voting Securities as a result of the acquisition of Voting Securities by SIGCORP or any Subsidiary which, by reducing the number of Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of Voting Securities by SIGCORP or such Subsidiary, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Voting Securities which increases the percentage of the then outstanding Voting Securities Beneficially Owned by the Subject Person, then a Change in Control shall occur. Notwithstanding anything contained in this Agreement to the contrary, if the Executive's employment is terminated prior to a Change in Control and the Executive reasonably demonstrates that such termination (i) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control and who effectuates a Change in Control (a "Third Party") or (ii) otherwise occurred in connection with, or in anticipation of, a Change in Control which actually occurs, then for all purposes of this Agreement, the date of a Change in Control with respect to the Executive shall mean the date immediately prior to the date of such termination of the Executive's employment.

"Disability" shall mean and be deemed to have occurred six
(6) months after Executive shall have become totally and permanently disabled by bodily or mental injury or disease, so that Executive is prevented from actively engaging in any full time executive employment for remuneration or profit, as determined and certified by any active full time practicing physician who is a member in good standing of the Vanderburgh County Medical Society or any successor organization.

"Effective Date" means the date of a Change in Control. "Good Reason" means (i) a change in Executive's status, title, position or responsibilities (including reporting responsibilities) which, in Executive's reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior thereto; (ii) the assignment to Executive of any duties or responsibilities which are inconsistent with his status, title, position or responsibilities; (iii) a reduction in Executive's base salary or the aggregate amount of the other compensation and benefits which Executive was entitled to receive immediately prior to the Change in Control, or any failure to pay Executive any compensation or benefits to which he is entitled on a timely basis; (iv) Company's requiring Executive to be based at any place outside a 30-mile radius from Evansville, Indiana, except for reasonably required travel on Company business which is not greater than such travel requirements prior to the Change in Control; (v) the insolvency or the filing (by any party, including Company) of a petition for bankruptcy of Company or SIGCORP; (vi) any material breach by Company of any provision of this Agreement; (vii) any purported termination of Executive's employment for Cause by Company which does not comply with the terms of this Agreement; or (viii) the failure of Company to obtain an agreement from any successor or assign of Company to assume and agree to perform this Agreement. A termination of employment by Executive for Good Reason shall be effectuated by giving Company written notice of the termination within six (6) months of the event constituting Good Reason, setting forth in reasonable detail the specific conduct of Company that constitutes Good Reason. A termination of employment by Executive for Good Reason shall be effective on the fifth (5th) business day following the date such notice is given, unless the notice sets forth a later date (which date shall in no event be later than thirty (30) days after the notice is given). "Term" means the period of time commencing on the Effective Date and expiring on the earliest to occur of (i) the third anniversary of the Effective Date, (ii) Executive's sixty-fifth (65th) birthday, (iii) Executive's death, (iv) termination of Executive's employment by Company for Cause or Disability, or (v) termination of Executive's employment by Executive other than for Good Reason. Notwithstanding anything to the contrary the rights and obligations of the parties under Sections 5, 6 and 7 shall survive the expiration of the Term to the extent necessary to give effect to the provisions contained therein.

3.   Executive's Employment With Company
Throughout the Term, Executive shall be employed as President and CEO of the Company or such other entity as shall then be the principal successor to the business, assets and properties of Company and effective as of September 1, 1997, as Vice President of SIGCORP and shall continue to have similar or greater responsibility and authority in such position as he had immediately prior to the Effective Date.

During the term:

(a) Executive shall devote his full business time and efforts to the business and affairs of Company or the successor to Company by which Executive is then employed pursuant to this Agreement; provided, however, that Executive shall not be precluded from serving as a director or member of a committee or board of any other entity which involves no conflict of interest with Company or its successor.

(b) Executive shall have duties, responsibilities and authority consistent with the position held by Executive as of the date hereof.

(c) The business, assets and properties of Company or its successor, by whom Executive is employed pursuant to this Agreement, as well as the support services and facilities available to Executive, shall not differ materially from those of Company as existent one (1) year prior to the Effective Date.

4.   Executive's Compensation During Term
Executive shall be entitled to the following compensation from Company throughout the Term:

(a) base salary at no less than the annual rate in effect immediately prior to the Effective Date, but with increases subsequent to the Effective Date as may be made from time to time as warranted; and

(b) continuing participation in any corporate compensation plans, pension plans, insurance, medical and hospitalization programs, employment contracts and any other employee benefit plans, practices or arrangements in effect immediately prior to the Effective Date and as same may be modified, supplemented or replaced without material reduction in value and benefits to Executive.

5.   Termination Of Executive's Employment

(a) In the event of Executive's termination of employment during the Term by reason of his voluntary termination of employment with Company for Good Reason, or termination of Executive's employment by the Company for any reason other than Cause or Disability:

(i) Company shall pay to Executive, at Executive's option, either in annual payments or in a lump sum not later than thirty (30) days after such termination, an amount equal to Executive's current annual authorized base salary, multiplied by the number of years (computed to the nearest month) by which his age, at the time of such termination of Executive's employment, is less than age 65; however, in no event shall said lump sum payment or annual payments be more than three times Executive's current annual authorized base salary. The payment of such lump sum amount or annual payments to Executive shall not affect the obligations of Company, or its successor, under any plan, other agreement or arrangement pursuant to which Executive is entitled to any retirement, pension, stock and insurance, benefits, payments and welfare contributions applicable to former or retired management employees of Company, generally; and

(ii) For a period of three (3) years following such termination of Executive's employment Company shall, at its expense, continue on behalf of Executive and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits provided to other similarly situated executives (and their dependents and beneficiaries) who continue in the employ of Company;
provided, however, that if Executive obtains any such benefits under the benefit plans of a subsequent employer, Company's obligation to provide such benefits will be reduced to the extent that the combined benefit received by the Executive and his dependents and beneficiaries in all events is no less favorable than the benefit that would be received if the benefits under Company's plans and arrangements. The period during which benefits must be continued under Section 4980B of the Internal Revenue Code and Section 601 of the Employee Retirement Income Security
Act of 1974 shall be reduced by the period during which benefits are continued hereunder.

In the event of Executive's death following a termination of employment as described in paragraph (a) above, any amounts that would otherwise have been payable to Executive under subparagraph (a)(i) shall be paid to Executive's estate and the benefits under subparagraph (a)(ii) shall continue to be provided to Executive's dependents and beneficiaries for the specified time period.

(b) In the event that Executive's employment is terminated by Company for Cause or Disability or by Executive without Good Reason or by reason of Executive's death, Executive (or his estate) will be entitled to receive only the compensation earned but unpaid as of the date of termination of his employment, plus such other benefits to which he or his estate may be entitled under Company plans.

6.   Non-Competition, Confidentiality and Non-Solicitation

(a) Upon Executive's receipt of a payment pursuant to Paragraph 5 hereof, Executive shall not, prior to attaining age 65, or within three (3) years after the Effective Date, become an officer, director or employee of, consultant to or majority shareholder in any entity that competes with Company, its subsidiaries or its successor or successors within a 150 mile radius of Evansville, Indiana.

(b) In recognition that Executive's work for the Company has given him and will continue to give him access to trade secrets of and confidential information concerning Company and SIGCORP, Executive shall not, during his employment, disclose, or after termination thereof, use or disclose to any other person any confidential information related to the business of Company or any affiliate, including without limitation, trade secrets, processes, know-how, technical data, training manuals, list of customers, prospects or suppliers, or other business contacts, and Executive confirms that such information is the exclusive property of Company. Upon termination of his employment hereunder, Executive agrees to return to Company all property of Company and its affiliates, if any, of which he has possession as well as all notebooks, and other data relating to records, customers, investigations, or management studies or inventions made by him. In addition, any confidentiality agreements between Executive and Company (or any predecessor thereof) are incorporated by reference into this Agreement and shall continue to be given full force and effect. Notwithstanding anything to the contrary contained herein, Executive shall be under no obligation to maintain the confidentiality of any information which (i) is or becomes part of the public domain through no act or omission attributable to Executive; (ii) is required by law to be disclosed; provided, that, if required to be disclosed by law, Executive shall provide Company with prompt notice of such requirement so that Company may seek an appropriate protective order; (iii) is deemed by Company not to be confidential information; or (iv) Executive may receive from any third party who is unaffiliated with Company and who is not under an obligation to maintain the confidentiality of any such information.

(c) Executive agrees that he shall not (i) during the course of his employment and (ii) for a period of three (3) years after the Effective Date, either voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of persons not now parties to this Agreement, solicit or endeavor to solicit any other employee, employees, consultant and/or consultants of Company or SIGCORP to leave employment with Company or SIGCORP in order to accept employment of any kind with any other person, firm, partnership, or corporation.

7.   Remedies.

(a) Any controversy, dispute or claim arising under this Agreement, or any breach thereof, shall be subject to arbitration (by a single arbitrator) conducted in Evansville, Indiana in accordance with the then existing rules of the American Arbitration Association, and judgment upon any award rendered by the arbitrator may be entered by any federal or state court having jurisdiction thereof. The parties intend that this agreement to arbitrate be valid, enforceable and irrevocable. Notwithstanding the foregoing, the Executive agrees that any breach of the terms of Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, (in addition to the right of the Company to pursue other remedies through arbitration, including, but not limited to, damages) the Company shall be entitled to an immediate injunction and restraining order to prevent such breach or threatened breach or continued breach by Executive or any and all persons or entities acting for or with the Executive. The Executive further agrees that the covenants of Section 6 are reasonable. Should a court or arbitrator determine, however, that any portion of Section 6 is unreasonable, either in period of time, geographical area, or otherwise, the parties hereto agree that the covenant should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable. All arbitrator's fees and all other costs of any arbitration or judicial proceeding hereunder shall be borne by the Company.

(b) The Company shall pay all legal fees and related expenses (including the costs of experts, evidence and counsel) incurred by the Executive as they become due as a result of (i) the Executive's termination of employment (including all such fees and expenses, if any, incurred in contesting or disputing any such termination of employment),
(ii) the Executive's hearing before the Company Board in connection with any proposal to terminate the Executive's employment for Cause, or (iii) the Executive's seeking to obtain or enforce any right or benefit provided by this Agreement.

(c) The Executive shall be under no duty to mitigate any amounts payable by the Company under this Agreement and such amounts shall not be reduced or set-off by any other assets or income of the Executive. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any other circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

8.   Binding Effect And Assignment
This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, successors and assigns, but neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto. Notwithstanding the foregoing, the Company shall assign this Agreement to any person or entity succeeding to substantially all of the business and assets of Company upon a Change in Control and upon such a Change in Control Company shall obtain the assumption of this Agreement by any such successor.

9.   Notices
Any notice to a party required or permitted to be given hereunder shall be in writing and shall be deemed given when mailed by registered or certified mail to such party at such party's address as specified below:
If to the Company, to:

Southern Indiana Gas and Electric Company
Attention: Chief Executive Officer
20-24 N.W. Fourth Street
Evansville, Indiana  47708

If to Executive, to: His last known address shown on the records of Company.

10.  Severability
If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

11.  Amendments
This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

12.  Governing Law
This Agreement shall be construed in accordance with the law of the State of Indiana.

13.  Effect of Headings
The paragraph headings herein are for convenience only and shall not affect the construction hereof.

14.  Excise Tax Limitation

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, Executive under any other plan or agreement of Company or SIGCORP (such payments or benefits are collectively referred to as the "Payments") would be subject to the excise tax (the "Excise Tax") imposed under
Section 4999 of the Internal Revenue Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no Payment to be made or benefit to be provided to Executive shall be subject to the Excise Tax. Unless Executive shall have given prior written notice specifying a different order to Company to effectuate the reduction of the Payments, Company shall reduce or eliminate the Payments, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of the termination of Executive's employment. Any notice given by Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing Executive's rights and entitlements to any benefits or compensation.

(b) An initial determination as to whether the Payments shall be reduced and the amount of such reduction shall be made at Company's expense by an accounting firm selected by Company which is designated as one of the five largest accounting firms in the United States. The accounting firm shall provide its determination, together with detailed supporting calculations and documentation to Company and Executive within five (5) days of the date of the termination of Executive's employment, or such other time as requested by the Company or by Executive (provided Executive reasonably believes that any of the Payments may be subject to the Excise Tax) and if the accounting firm determines that no Excise Tax is payable by Executive with respect to a Payment or Payments, it shall furnish Executive with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the determination of the accounting firm to Executive, Executive shall have the right to dispute the determination. If there is no dispute, the determination shall be binding, final and conclusive upon Company and Executive.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed the day and year first above written.

SOUTHERN INDIANA GAS AND
ELECTRIC COMPANY

By:  Ronald G. Reherman
    Ronald G. Reherman
    Chairman of the Board
    of Directors of the Company

EXECUTIVE

 Andrew E. Goebel
Andrew E. Goebel

AGREED TO:

SIGCORP, INC.

By:  Ronald G. Reherman
Ronald G. Reherman
Chairman of the Board of
Directors of SIGCORP, Inc.